Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among
8888 ACQUISITION CORPORATION
CHENG CHANG SHOES INDUSTRY COMPANY LIMITED
and
THE SHAREHOLDERS OF
CHENG CHANG SHOES INDUSTRY COMPANY LIMITED
Dated as of October 19, 2010

i

Annex A	Schedule of Shares Exchanged

Annex B	Definitions

ii

SHARE EXCHANGE AGREEMENT

          This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of October 19, 2010, is by and among 8888 Acquisition Corporation, a Nevada corporation (“Acquisition Corp.”), Cheng Chang Shoes Industry Company Limited, a Hong Kong company (“Cheng Chang”), and the shareholders of Cheng Chang identified on Annex A hereto (each, a “Shareholder” and together the “Shareholders”). Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

          A.      Cheng Chang has 100,000 shares (the “Cheng Chang Stock”) issued and outstanding, all of which are held by the Shareholders. Each Shareholder is the record and beneficial owner of the number of shares of Cheng Chang Stock set forth opposite such Shareholder’s name on Annex A hereto. Each Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) shares of Cheng Chang Stock in exchange for a number of newly issued shares of the Common Stock, $0.0001 par value, of Acquisition Corp. (the “Acquisition Corp. Stock”) that will, in the aggregate, constitute 98.85% of the issued and outstanding capital stock of Acquisition Corp. on a fully diluted basis as of and immediately after the Closing and prior to giving effect to the Financing (as defined in Section 6.7) . The number of shares of Acquisition Corp. Stock to be received by each Shareholder is listed opposite each such Shareholder’s name on Annex A. The aggregate number of shares of Acquisition Corp. Stock that is reflected on Annex A is referred to herein as the “Shares.”

          B.      The Board of Directors of each of Acquisition Corp. and Cheng Chang has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

          NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Shares

          1.1.      Share Exchange. At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to Acquisition Corp. its Cheng Chang free and clear of all Liens, in exchange for the Acquisition Corp. Stock listed on Annex A opposite such Shareholder’s name.

          1.2.      Closing. The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in Washington, DC, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

ARTICLE II
Representations and Warranties of the Shareholders

          Each of the Shareholders hereby severally (and not jointly) represents and warrants to Acquisition Corp. with respect to itself, as follows.

          2.1.      Good Title. The Shareholder is the record and beneficial owner, and has good title to its Cheng Chang Stock, with the right and authority to sell and deliver such Cheng Chang Stock. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Acquisition Corp. as the new owner of such Cheng Chang Stock in the share register of Cheng Chang, Acquisition Corp. will receive good title to such Cheng Chang Stock, free and clear of all Liens.

          2.2.      Organization. If any entity, the Shareholder that is an entity is duly organized and validly existing in its jurisdiction of organization.

          2.3.      Power and Authority. The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken. This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

          2.4.      No Conflicts. The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

          2.5.      Litigation. There is no pending proceeding against the Shareholder that involves the Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

          2.6.      No Finder’s Fee. The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that are not payable entirely by the Shareholder.

          2.7.      Purchase Entirely for Own Account. The Shareholder is acquiring the Acquisition Corp. Stock proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Acquisition Corp. Stock, except in compliance with applicable securities laws.

          2.8.      Available Information. The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Acquisition Corp. and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Acquisition Corp. Stock.

          2.9.      Non-Registration. The Shareholder understands that the Acquisition Corp. Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Acquisition Corp. Stock in accordance with Acquisition Corp.’s charter documents or the laws of its jurisdiction of incorporation.

          2.10.      Restricted Securities. The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

          2.11.      Accredited Investor. The Shareholder is an “accredited Investor” within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Shares.

          2.12.      Legends. It is understood that the Acquisition Corp. Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

          2.13.      Additional Legend. Additionally, the Acquisition Corp. Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

          2.14.      Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading.

ARTICLE III
Representations and Warranties of Cheng Chang

          Subject to the exceptions set forth in the Cheng Chang Disclosure Letter (regardless of whether or not the Cheng Chang Disclosure Letter is referenced below with respect to any particular representation or warranty), Cheng Chang represents and warrants to Acquisition Corp. and the Shareholders as follows.

          3.1.      Organization, Standing and Power. Cheng Chang and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Cheng Chang and its subsidiaries taken as a whole, a material adverse effect on the ability of Cheng Chang to perform its obligations under this Agreement or on the ability of Cheng Chang to consummate the Transactions (a “Cheng Chang Material Adverse Effect”).

          3.2.      Subsidiaries; Equity Interests. The Cheng Chang Disclosure Letter lists each subsidiary of Cheng Chang and its jurisdiction of organization. All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by Cheng Chang or by another subsidiary.

          3.3.      Capital Structure. The authorized capital stock of Cheng Chang consists of 100,000 shares, all of which are issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Cheng Chang are issued, reserved for issuance or outstanding. Cheng Chang is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries. All outstanding shares of the capital stock of Cheng Chang and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of Hong Kong, the Cheng Chang Constituent Instruments or any Contract to which Cheng Chang is a party or otherwise bound. As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Cheng Chang or any of its subsidiaries is a party or by which any of them is bound.

          3.4.      Authority; Execution and Delivery; Enforceability. Cheng Chang has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by Cheng Chang of this Agreement and the consummation by Cheng Chang of the Transactions have been duly authorized and approved by the Board of Directors of Cheng Chang and no other corporate proceedings on the part of Cheng Chang are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Cheng Chang in accordance with its terms.

          3.5.      No Conflicts; Consents.

                      (a)      The execution and delivery by Cheng Chang of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, any provision of (i) the Cheng Chang Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which Cheng Chang or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to Cheng Chang or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Cheng Chang Material Adverse Effect.

                      (b)      Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Cheng Chang or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

          3.6.      Taxes. Cheng Chang and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Cheng Chang Material Adverse Effect.

          3.7.      Litigation. Except as set forth in the Cheng Chang Disclosure Letter, there is no Action against or affecting Cheng Chang or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Cheng Chang Material Adverse Effect.

          3.8.      Compliance with Applicable Laws. Except as set forth in the Cheng Chang Disclosure Letter, Cheng Chang and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Cheng Chang Material Adverse Effect.

          3.9.      Brokers. Except as set forth in the Cheng Chang Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Cheng Chang or any of its subsidiaries.

          3.10.      Contracts. Except as set forth in the Cheng Chang Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Cheng Chang and its subsidiaries taken as a whole. Neither Cheng Chang nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Cheng Chang Material Adverse Effect.

          3.11.      Title to Properties. Cheng Chang and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Cheng Chang and its subsidiaries to conduct business as currently conducted.

          3.12.      Financial Statements; Liabilities. Cheng Chang has delivered to Acquisition Corp. its audited consolidated financial statements for the fiscal years ended June 30, 2010 and 2009 (collectively, the “Cheng Chang Financial Statements”). The Cheng Chang Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated. The Cheng Chang Financial Statements fairly present in all material respects the financial condition and operating results of Cheng Chang, as of the dates, and for the periods, indicated therein. Cheng Chang does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to June 30, 2010, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Cheng Chang Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a Cheng Chang Material Adverse Effect.

          3.13.      Absence of Certain Changes or Events. Except as disclosed in the Cheng Chang Financial Statements or the Cheng Chang Disclosure Letter, from June 30, 2010 to the date of this Agreement, Cheng Chang has conducted its business only in the ordinary course.

          3.14.      Information Supplied. None of the information supplied or to be supplied by Cheng Chang for inclusion or incorporation by reference in the 14f-1 Notice, at the date it is first mailed to Acquisition Corp.’s stockholders, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          3.15.      No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Cheng Chang or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Cheng Chang under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Cheng Chang of its Cheng Chang Stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K to be filed within four business days after the Closing.

ARTICLE IV
Representations and Warranties of Acquisition Corp.

          Subject to the exceptions set forth in the Acquisition Corp. Disclosure Letter (regardless of whether or not the Acquisition Corp. Disclosure Letter is referenced below with respect to any particular representation or warranty), Acquisition Corp. represents and warrants as follows to Cheng Chang and the Shareholders.

          4.1.      Organization, Standing and Power. Acquisition Corp. is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Acquisition Corp., a material adverse effect on the ability of Acquisition Corp. to perform its obligations under this Agreement or on the ability of Acquisition Corp. to consummate the Transactions (an “Acquisition Corp. Material Adverse Effect”). Acquisition Corp. is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have an Acquisition Corp. Material Adverse Effect. Acquisition Corp. has delivered to Cheng Chang or its counsel true and complete copies of the Acquisition Corp. Charter and the Acquisition Corp. Bylaws.

          4.2.      Subsidiaries; Equity Interests. Acquisition Corp. does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

          4.3.      Capital Structure. The authorized capital stock of Acquisition Corp. consists of 100,000,000 shares of common stock, $0.0001 par value, and 50,000,000 shares of preferred stock, $0.0001 par value. As of the date hereof, (a) 459,900 shares of Acquisition Corp.’s common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding and (c) no shares of Acquisition Corp.’s common stock or preferred stock are held by Acquisition Corp. in its treasury. Except as set forth above, no shares of capital stock or other voting securities of Acquisition Corp. were issued, reserved for issuance or outstanding. All outstanding shares of the capital stock of Acquisition Corp. are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Acquisition Corp. Charter, the Acquisition Corp. Bylaws or any Contract to which Acquisition Corp. is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of Acquisition Corp. having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Acquisition Corp.’s common stock may vote (“Voting Acquisition Corp. Debt”). As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Acquisition Corp. is a party or by which it is bound (a) obligating Acquisition Corp. to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Acquisition Corp. or any Voting Acquisition Corp. Debt, (b) obligating Acquisition Corp. to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Acquisition Corp. Except as provided in Section 6.8, as of the date of this Agreement, there are not any outstanding contractual obligations of Acquisition Corp. to repurchase, redeem or otherwise acquire any shares of capital stock of Acquisition Corp. The stockholder list provided to Cheng Chang or its counsel is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Acquisition Corp.’s common stock.

          4.4.      Authority; Execution and Delivery; Enforceability. The execution and delivery by Acquisition Corp. of this Agreement and the consummation by Acquisition Corp. of the Transactions have been duly authorized and approved by the Board of Directors of Acquisition Corp. and no other corporate proceedings on the part of Acquisition Corp. are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of Acquisition Corp., enforceable against Acquisition Corp. in accordance with the terms hereof.

          4.5.      No Conflicts; Consents.

                      (a)      The execution and delivery by Acquisition Corp. of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Acquisition Corp. under, any provision of (i) the Acquisition Corp. Charter or Acquisition Corp. Bylaws, (ii) any material Contract to which Acquisition Corp. is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Acquisition Corp. or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquisition Corp. Material Adverse Effect.

                      (b)      Except for required filings with the SEC and applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Acquisition Corp. in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

          4.6.      Taxes.

                      (a)      Acquisition Corp. has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquisition Corp. Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have an Acquisition Corp. Material Adverse Effect.

                      (b)      The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Acquisition Corp. (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Acquisition Corp., and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have an Acquisition Corp. Material Adverse Effect.

                      (c)      There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Acquisition Corp. Acquisition Corp. is not bound by any agreement with respect to Taxes.

          4.7.      Benefit Plans. Acquisition Corp. does not, and since its inception never has, maintained or contributed to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Acquisition Corp. As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between Acquisition Corp. and any current or former employee, officer or director of Acquisition Corp., nor does Acquisition Corp. have any general severance plan or policy.

          4.8.      ERISA Compliance; Excess Parachute Payments. Acquisition Corp. does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Acquisition Corp.

          4.9.      Litigation. There is no Action against or affecting Acquisition Corp. or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an Acquisition Corp. Material Adverse Effect. Neither Acquisition Corp. nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

          4.10.      Compliance with Applicable Laws. Acquisition Corp. is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an Acquisition Corp. Material Adverse Effect. Acquisition Corp. has not received any written communication during the past two years from a Governmental Entity that alleges that Acquisition Corp. is not in compliance in any material respect with any applicable Law. Acquisition Corp. is in compliance with all effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, that are applicable to it, except where such noncompliance could not have or reasonably be expected to result in an Acquisition Corp. Material Adverse Effect. This Section 4.10 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.

          4.11.      Contracts. Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Acquisition Corp. taken as a whole. Acquisition Corp. is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an Acquisition Corp. Material Adverse Effect.

          4.12.      Title to Properties. Acquisition Corp. has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses. All such assets and properties, other than assets and properties in which Acquisition Corp. has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Acquisition Corp. to conduct business as currently conducted. Acquisition Corp. has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Acquisition Corp. enjoys peaceful and undisturbed possession under all such material leases.

          4.13.      Intellectual Property. Acquisition Corp. does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights. No claims are pending or, to the knowledge of Acquisition Corp., threatened that Acquisition Corp. is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

          4.14.      Labor Matters. There are no collective bargaining or other labor union agreements to which Acquisition Corp. is a party or by which it is bound. No material labor dispute exists or, to the knowledge of Acquisition Corp., is imminent with respect to any of the employees of Acquisition Corp.

          4.15.      SEC Documents; Undisclosed Liabilities.

                      (a)      Acquisition Corp. has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since October 5, 2006, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Reports”).

                      (b)      As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report. Except to the extent that information contained in any SEC Report has been revised or superseded by a later SEC Report, none of the SEC Reports contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Acquisition Corp. included in the SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with the U.S. generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Acquisition Corp. and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

                      (c)      Except as set forth in the SEC Reports, Acquisition Corp. has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Acquisition Corp. or in the notes thereto. There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof. All liabilities of Acquisition Corp. shall have been paid off and shall in no event remain liabilities of Acquisition Corp., Cheng Chang or the Shareholders following the Closing.

          4.16.      Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of Acquisition Corp. and, to the knowledge of Acquisition Corp., none of the employees of Acquisition Corp. is presently a party to any transaction with Acquisition Corp. (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Acquisition Corp., any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

          4.17.      Internal Accounting Controls. Acquisition Corp. maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Acquisition Corp. has established disclosure controls and procedures for Acquisition Corp. and designed such disclosure controls and procedures to ensure that material information relating to Acquisition Corp. is made known to the officers by others within Acquisition Corp.. Acquisition Corp.’s officers have evaluated the effectiveness of Acquisition Corp.’s controls and procedures. Since the date of the most recent financial statements contained in the SEC Reports, there have been no significant changes in Acquisition Corp.’s internal controls or, to Acquisition Corp.’s knowledge, in other factors that could significantly affect Acquisition Corp.’s internal controls.

          4.18.      Solvency. Except as disclosed in the SEC Reports, based on the financial condition of Acquisition Corp. as of the Closing Date (and assuming that the Closing shall have occurred), (a) Acquisition Corp.’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of Acquisition Corp.’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) Acquisition Corp.’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by Acquisition Corp., and projected capital requirements and capital availability thereof, and (c) the current cash flow of Acquisition Corp., together with the proceeds Acquisition Corp. would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Acquisition Corp. does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

          4.19.      Application of Takeover Protections. Acquisition Corp. has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Acquisition Corp. Charter or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and Acquisition Corp. fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

          4.20.      Investment Company. Acquisition Corp. is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

          4.21.      Foreign Corrupt Practices. Neither Acquisition Corp., nor to Acquisition Corp.’s knowledge, any director, officer, agent, employee or other person acting on behalf of Acquisition Corp. has, in the course of its actions for, or on behalf of, Acquisition Corp. (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

          4.22.      Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Acquisition Corp. has conducted its business only in the ordinary course, and during such period there has not been:

                      (a)      any change in the assets, liabilities, financial condition or operating results of Acquisition Corp. from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, an Acquisition Corp. Material Adverse Effect;

                      (b)      any damage, destruction or loss, whether or not covered by insurance, that would have an Acquisition Corp. Material Adverse Effect;

                      (c)      any waiver or compromise by Acquisition Corp. of a valuable right or of a material debt owed to it;

                      (d)      any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Acquisition Corp., except in the ordinary course of business and the satisfaction or discharge of which would not have an Acquisition Corp. Material Adverse Effect;

                      (e)      any material change to a material Contract by which Acquisition Corp. or any of its assets is bound or subject;

                      (f)      any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

                      (g)      any resignation or termination of employment of any officer of Acquisition Corp.;

                      (h)      any mortgage, pledge, transfer of a security interest in or lien created by Acquisition Corp. with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Acquisition Corp.’s ownership or use of such property or assets;

                      (i)      any loans or guarantees made by Acquisition Corp. to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

                      (j)      any declaration, setting aside or payment or other distribution in respect of any of Acquisition Corp.’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Acquisition Corp., except as provided in Section 6.8 hereof;

                      (k)      any alteration of Acquisition Corp.’s method of accounting or the identity of its auditors;

                      (l)      any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Acquisition Corp. stock option plans; or

                      (m)      any arrangement or commitment by Acquisition Corp. to do any of the things described in this Section 4.22.

          4.23.      Certain Registration Matters. Except as set forth in the Acquisition Corp. Disclosure Letter, Acquisition Corp. has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of Acquisition Corp. registered with the SEC or any other governmental authority that have not been satisfied.

          4.24.      Listing and Maintenance Requirements. Acquisition Corp. is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements for continued listing of the Acquisition Corp. Stock on the trading market on which the Acquisition Corp. Stock is currently listed or quoted. The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Acquisition Corp. Stock are currently listed or quoted, and no approval of the stockholders of Acquisition Corp. is required for Acquisition Corp. to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

          4.25.      Disclosure. Acquisition Corp. confirms that neither it nor any person acting on its behalf has provided the Shareholders or their respective agents or counsel with any information that Acquisition Corp. believes constitutes material, non-public information except insofar as the existence and terms of the proposed transactions hereunder may constitute such information and except for information that will be disclosed by Acquisition Corp. under a current report on Form 8-K filed within four business days after the Closing. Acquisition Corp. understands and confirms that the Shareholders will rely on the foregoing representations and covenants in effecting transactions in securities of Acquisition Corp.. All of the representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          4.26.      Information Supplied. None of the information supplied or to be supplied by Acquisition Corp. for inclusion or incorporation by reference in the 14f-1 Notice will, at the date it is first mailed to Acquisition Corp.’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          4.27.      No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Acquisition Corp., or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Acquisition Corp. under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Acquisition Corp. of its common stock and which has not been publicly announced or will not be publicly announced in a current report on Form 8-K filed within four business days after the Closing.

          4.28.      No Additional Agreements. Acquisition Corp. does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

ARTICLE V
Conditions to Closing

          5.1.      Acquisition Corp. Conditions Precedent. The obligations of the Shareholders and Cheng Chang to enter into and complete the Closing are subject, at the option of the Shareholders and Cheng Chang, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Cheng Chang and the Shareholders in writing.

                      (a)      Representations and Covenants. The representations and warranties of Acquisition Corp. contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Acquisition Corp. shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Acquisition Corp. on or prior to the Closing Date. Acquisition Corp. shall have delivered to the Shareholders and Cheng Chang a certificate, dated the Closing Date, to the foregoing effect.

                      (b)      Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Cheng Chang or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Acquisition Corp..

                      (c)      Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Acquisition Corp. for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Acquisition Corp., except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Acquisition Corp. Material Adverse Effect.

                      (d)      No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since May 31, 2010 which has had or is reasonably likely to cause an Acquisition Corp. Material Adverse Effect.

                      (e)      Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Acquisition Corp., on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Cheng Chang and the Shareholders.

                      (f)      Satisfactory Completion of Due Diligence. Cheng Chang and the Shareholders shall have completed their legal, accounting and business due diligence of Acquisition Corp. and the results thereof shall be satisfactory to Cheng Chang and the Shareholders in their sole and absolute discretion.

                      (g)      SEC Reports. Acquisition Corp. shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.

                      (h)      OTC Quotation. Acquisition Corp. shall have maintained its status as a company whose common stock is quoted on the OTC Bulletin Board maintained by the Financial Industry Regulatory Authority or the OTCQB Marketplace maintained by Pink OTC Markets Inc. and no reason shall exist as to why such status shall not continue immediately following the Closing.

                      (i)      No Suspensions of Trading in Acquisition Corp. Stock; Listing. Trading in the Acquisition Corp. Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Acquisition Corp.) at any time since the date of execution of this Agreement, and the Acquisition Corp. Stock shall have been at all times since such date listed for trading on a trading market.

                      (j)      Secretary’s Certificate. Acquisition Corp. shall have delivered to Cheng Chang a certificate, signed by its Secretary, certifying that the attached copies of the Acquisition Corp. Charter, Acquisition Corp. Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

                      (k)      Good Standing Certificate. Acquisition Corp. shall have delivered to Cheng Chang a certificate of good standing of Acquisition Corp. dated within five (5) business days of Closing, issued by the Secretary of State of Nevada.

                      (l)      Resignations and Appointments. Acquisition Corp. shall have delivered to Cheng Chang (i) a letter of resignation from Glenn A. Little resigning from all offices he holds with Acquisition Corp. effective upon the Closing and from his position as a director of Acquisition Corp. that will automatically become effective upon the tenth (10th) day following the mailing of the 14f-1 Notice by Acquisition Corp. to its stockholders; (ii) evidence of the election of Guoqing Zhuang as director of Acquisition Corp. effective as of the Closing and of such other directors as may be designated by Cheng Chang effective on the tenth (10th) day following the mailing of the 14f-1 Notice; and (iii) evidence of the election of Guoqing Zhuang as the Chairman, Chief Executive Officer and President of Acquisition Corp., Baling Wu as the Chief Financial Officer and Treasurer of Acquisition Corp. and such other officers as may be designated by Cheng Chang, effective as of the Closing.

                      (m)      Payoff Letters and Releases. Acquisition Corp. shall have delivered to Cheng Chang such pay-off letters and releases relating to liabilities of Acquisition Corp. as Cheng Chang shall request, in form and substance satisfactory to Cheng Chang.

                      (n)      Lien Searches. Acquisition Corp. shall have delivered to Cheng Chang the results of UCC, judgment lien and tax lien searches with respect to Acquisition Corp., the results of which indicate no liens on the assets of Acquisition Corp.

                      (o)      Release. Acquisition Corp. shall have delivered to Cheng Chang a duly executed release by Glenn A. Little in favor of Acquisition Corp., Cheng Chang and the Shareholders, in form and substance satisfactory to Cheng Chang.

                      (p)      Issuance of Stock Certificate. Acquisition Corp. shall have delivered to the each Shareholder a certificate representing the new shares of Acquisition Corp. Stock issued to such Shareholder in accordance with Annex A.

                      (q)      Completion of Financing. The Financing shall have been completed or shall be completed simultaneously with the Closing.

                      (r)      Legal Opinion. Cheng Chang and the Shareholders shall have received an opinion from Acquisition Corp.’s legal counsel that is satisfactory to Cheng Chang and the Shareholders.

                      (s)      Indemnification Agreement. Acquisition Corp. shall have delivered an indemnification agreement, executed by Glenn A. Little for the benefit of Acquisition Corp., Cheng Chang Shoes Industry Company Limited and the Shareholders, in the form and substance satisfactory to Cheng Chang Shoes Industry Company Limited.

          5.2.      Cheng Chang and Shareholder Conditions Precedent. The obligations of Acquisition Corp. to enter into and complete the Closing is subject, at the option of Acquisition Corp., to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Acquisition Corp. in writing.

                      (a)      Representations and Covenants. The representations and warranties of the Shareholders and Cheng Chang contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Shareholders and Cheng Chang shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and Cheng Chang on or prior to the Closing Date. Each of Cheng Chang and the Shareholders shall have delivered to Acquisition Corp. a certificate, dated the Closing Date, to the foregoing effect.

                      (b)      Litigation. No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Acquisition Corp., a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of Cheng Chang.

                      (c)      Consents. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or Cheng Chang for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholders or Cheng Chang, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a Cheng Chang Material Adverse Effect.

                      (d)      No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Cheng Chang Financial Statements which has had or is reasonably likely to cause a Cheng Chang Material Adverse Effect.

                      (e)      Post-Closing Capitalization. At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Acquisition Corp., on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to Acquisition Corp.

                      (f)      Satisfactory Completion of Due Diligence. Acquisition Corp. shall have completed its legal, accounting and business due diligence of Cheng Chang and the Shareholders and the results thereof shall be satisfactory to Acquisition Corp. in its sole and absolute discretion.

                      (g)      Secretary’s Certificate. Cheng Chang shall have delivered to Acquisition Corp. a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the Cheng Chang Constituent Instruments and resolutions of the Board of Directors of Cheng Chang approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

                      (h)      Certificate of Continuing Registration. Cheng Chang shall have delivered to Acquisition Corp. a certificate of continuing registration of Cheng Chang, dated as of a recent date, issued by the Hong Kong Registrar of Companies.

                      (i)      Delivery of Audit Report and Financial Statements. Cheng Chang shall have completed the Cheng Chang Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board. The form and substance of the Cheng Chang Financial Statements shall be satisfactory to Acquisition Corp. in its sole and absolute discretion.

                      (j)      Form 8-K. Cheng Chang shall have provided Acquisition Corp. with reasonable assurances that Acquisition Corp. will be able to comply with its obligation to file a current report on Form 8-K within four (4) business days following the Closing containing the requisite financial statements of Cheng Chang and the requisite Form 10 disclosure regarding Cheng Chang and its subsidiaries.

                      (k)      PRC Legal Opinion. Cheng Chang, the Shareholders and Acquisition Corp. shall have received an opinion from Cheng Chang’s legal counsel in the People’s Republic of China, confirming the legality under Chinese laws of the restructuring being effected by Cheng Chang in connection with the Transactions and the enforceability of this Agreement and that is otherwise satisfactory to Cheng Chang, the Shareholders and Acquisition Corp.

                      (l)      Share Transfer Documents. Each Shareholder shall have delivered to Acquisition Corp. certificate(s) representing its Cheng Chang Stock, accompanied by an executed instrument of transfer and bought and sold note for transfer by the Shareholder of its Cheng Chang Stock to Acquisition Corp.

                      (m)      Completion of Financing. The Financing shall have been completed or shall be completed simultaneously with the Closing.

ARTICLE VI
Covenants

          6.1.      Preparation of the 14f-1 Notice; Blue Sky Laws.

                      (a)      As soon as possible following the date of this Agreement, Cheng Chang and Acquisition Corp. shall prepare and file with the SEC the 14f-1 Notice in connection with the consummation of this Agreement. Acquisition Corp. shall cause the 14f-1 Notice to be mailed to its stockholders as promptly as practicable thereafter.

                      (b)      Acquisition Corp. shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Acquisition Corp. Stock in connection with this Agreement.

          6.2.      Public Announcements. Acquisition Corp. and Cheng Chang will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

          6.3.      Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

          6.4.      Exclusivity. Neither Acquisition Corp. nor Cheng Chang shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of Acquisition Corp. or Cheng Chang (as applicable), or any assets of Acquisition Corp. or Cheng Chang (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby. Each shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          6.5.      Filing of 8-K. Acquisition Corp. shall file, within four (4) business days of the Closing Date, a current report on Form 8-K and attach as exhibits all relevant agreements with the SEC disclosing the terms of this Agreement and other requisite disclosure regarding the Transactions and including the requisite audited consolidated financial statements of Cheng Chang and the requisite Form 10 disclosure regarding Cheng Chang and its subsidiaries. In addition, Acquisition Corp. shall issue a press release at a mutually agreeable time following the Closing Date.

          6.6.      Furnishing of Information. As long as any Shareholder owns the Shares, Acquisition Corp. covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by Acquisition Corp. after the date hereof pursuant to the Exchange Act. As long as any Shareholder owns the Shares, if Acquisition Corp. is not required to file reports pursuant to such laws, it will prepare and furnish to such Shareholder and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholder to sell Shares under Rule 144. Acquisition Corp. further covenants that it will take such further action as any holder of the Shares may reasonably request, all to the extent required from time to time to enable such person to sell the Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

          6.7.      Completion of Financing. Acquisition Corp. shall use commercially reasonable efforts to raise at least $4.5 million in an equity financing transaction on terms that are satisfactory to Cheng Chang and the Shareholders (the “Financing”), which Financing shall be consummated simultaneously with the Closing.

          6.8.      Repurchase of Shares. Glenn A Little, the CEO and sole director of Acquisition Corp, hereby agrees to sell 100,000 shares of Acquisition Corp.’s common stock held by him to the Acquisition Corp. for a total consideration of $4,000 (the “Repurchased Shares”). Mr. Little shall, as soon as practical, and in any event, no later than 15 days after the Closing, deliver, or cause to be delivered, to the Acquisition Corp.’s transfer agent (the “Transfer Agent”) certificate(s) evidencing an aggregate of 100,000 shares of Acquisition Corp’s common stock, along with stock power duly executed (and/or such other signed documents reasonably requested by the Transfer Agent or Acquisition Corp. for the completion of such repurchase). The Repurchased Shares shall no longer be outstanding upon the completion of the repurchase and shall be cancelled, retired and cease to exist.

ARTICLE VII
Miscellaneous

          7.1.      Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Acquisition Corp., to:

211 West Wall Street
Midland, TX 79701
Attention: Glenn A. Little

If to Cheng Chang, to:

Qingyanglianyu Industrial Area
Jinjiang City, Fujian Province 362200
People’s Republic of China
Attention: Guoqing Zhuang
Facsimile: (86) 595-85689208

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP
2300 N Street, N.W.
Washington, DC 20037-1122
Attention: Joseph R. Tiano, Esq.
Facsimile: +1 202-663-8007

If to the Shareholders at the addresses set forth in Annex A hereto.

          7.2.      Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by Cheng Chang, Acquisition Corp. and the Shareholders. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Shareholders then holding the Shares.

          7.3.      Replacement of Securities. If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, Acquisition Corp. shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Acquisition Corp. of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares. If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Acquisition Corp. may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

          7.4.      Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, Acquisition Corp. and Cheng Chang will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

          7.5.      Independent Nature of Shareholders’ Obligations and Rights. The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement. The decision of each Shareholder to acquire the Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder. Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein. Each Shareholder acknowledges that no other Shareholder has acted as agent for such Shareholder in connection with making its investment hereunder and that no Shareholder will be acting as agent of such Shareholder in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement. Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose. Each of Cheng Chang and Acquisition Corp. acknowledges that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

          7.6.      Limitation of Liability. Notwithstanding anything herein to the contrary, each of Acquisition Corp. and Cheng Chang acknowledges and agrees that the liability of a Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

          7.7.      Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

          7.8.      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

          7.9.      Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

          7.10.      Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Cheng Chang Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

          7.11.      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

          7.12.      Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

8888 ACQUISITION CORPORATION

By:	By: /s/ Glenn A. Little
Name: Glenn A. Little
Title: Chief Executive Officer

CHENG CHANG SHOES INDUSTRY COMPANY LIMITED

By:	/s/ Guoqing Zhuang
Name: Guoqing Zhuang
Title: Director

GLENN A. LITTLE,
with respect to Section 6.8 only

/s/ Glenn A. Little

SHAREHOLDERS:

MR. GUOQING ZHUANG

/s/ Guoqing Zhuang

RIVER TYNE VENTURES INC.

By:	/s/ Shougang Wang
Name: Shougang Wang
Title: Director

[Signature Page 1 of 2 to Share Exchange Agreement]

ZHAO KANG CAPITAL RESOURCE LIMITED

By:	/s/ Xiaozhang Kang
Name: Xiaozhang Kang
Title: Director

KANG SHI INVESTMENT HOLDINGS LIMITED

By:	/s/ Qun Chen
Name: Qun Chen
Title: Director

BAI CHENG INVESTMENT LIMITED

By:	/s/ Huihuang Zhuang
Name: Huihuang Zhuang
Title: Director

HENG FENG INVESTMENT LIMITED

By:	/s/ Qingta Gong
Name: Qingta Gong
Title: Director

SHIPING LIU

/s/ Shiping Lu

[Signature Page 2 of 2 to Share Exchange Agreement]

ANNEX A
Schedule of Shares Exchanged

Name and Address of Shareholder	Number of Shares of Cheng Chang Stock Exchanged	Percentage of Total Shares of Cheng Chang Stock	Number of Shares of Acquisition Corp. Stock Received
Mr. Guoqing Zhuang c/o Jinjiang Chengchang Shoes Co., Ltd. Qingyanglianyu Industrial Area Jinjiang City, Fujian Province People’s Republic of China	80,800	80.8%	25,095,888
River Tyne Ventures Inc. Hua Du Mansion 17A Zhangyang Rd. No.828 Shanghai 200122 People’s Republic of China Attn: Mr. Wang Shougang	3,500	3.5%	1,087,074
Zhao Kang Capital Resource Limited No.131 Bai Ma Bei Rd.,Gu Lou Qu Fu Zhou, Fu Jian 350025 People’s Republic of China Attn: Mr. Kang Xiaozhang	3,500	3.5%	1,087,074
Kang Shi Investment Holdings Limited Xia Da Hai Bin No.49, RM#201 Si Ming Qu, XIAMEN FuJian 361005 People’s Republic of China Attn: Ms. Chen Qun	2,286	2.3%	710,015
Bai Cheng Investment Limited RM 305, No.119 Qipai Street Jinjiang City, Fujian 362200 People’s Republic of China Attn: Zhuang Huihuang	4,700	4.7%	1,459,786
Heng Feng Investment Limited 901, C, Bing Zhuang Dong Gang Garden Shishi City, Fujian 362700 People’s Republic of China Attn: Gong Qingta	4,500	4.5%	1,397,667 s

Name and Address of Shareholder	Number of Shares of Cheng Chang Stock Exchanged	Percentage of Total Shares of Cheng Chang Stock	Number of Shares of Acquisition Corp. Stock Received
Shiping Liu RM 302, No 42 Jinshan Xi, Huli District Xiamen City, Fujian 361010 People’s Republic of China	714	0.7%	221,763
TOTAL	100,000	100%	31,059,267

ANNEX B
Definitions

          “14f-1 Notice” means the notice that is required to be sent to the stockholders of Marketing Acquisition pursuant to Rule 14f-1 of the Exchange Act.

          “Acquisition Corp.” has the meaning set forth in the Preamble of this Agreement.

          “Acquisition Corp. Bylaws” means the Bylaws of Acquisition Corp., as amended to the date of this Agreement.

          “Acquisition Corp. Charter” means the Articles of Incorporation of Acquisition Corp., as amended to the date of this Agreement.

          “Acquisition Corp. Disclosure Letter” means the letter delivered from Acquisition Corp. to Cheng Chang concurrently herewith.

          “Acquisition Corp. Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

          “Acquisition Corp. Stock” has the meaning set forth in the Background Section of this Agreement.

          “Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

          “Agreement” has the meaning set forth in the Preamble of this Agreement.

          “Cheng Chang” has the meaning set forth in the Preamble of this Agreement.

          “Cheng Chang Constituent Instruments” means the memorandum and articles of association of Cheng Chang and such other constituent instruments of Cheng Chang as may exist, each as amended to the date of this Agreement.

          “Cheng Chang Disclosure Letter” means the letter delivered from Cheng Chang to Acquisition Corp. concurrently herewith.

          “Cheng Chang Financial Statements” has the meaning set forth in the Section 3.12 of this Agreement.

          “Cheng Chang Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

          “Cheng Chang Stock” has the meaning set forth in the Background Section of this Agreement.

          “Closing” has the meaning set forth in Section 1.2 of this Agreement.

          “Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

          “Consent” means any material consent, approval, license, permit, order or authorization.

          “Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          “Financing” has the meaning set forth in Section 6.7 of this Agreement.

          “Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

          “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

          “Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

          “Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

          “Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

          “Party” has the meaning set forth in the Preamble of this Agreement.

          “SEC” means the Securities and Exchange Commission.

          “SEC Reports” has the meaning set forth in Section 4.15 of this Agreement.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Shareholder” has the meaning set forth in the Preamble of this Agreement.

          “Shares” has the meaning set forth in the Background Section of this Agreement.

          “Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

          “Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

          “Transactions” has the meaning set forth in Section 1.2 of this Agreement.

          “Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

          “Voting Acquisition Corp. Debt” has the meaning set forth in Section 4.3 of this Agreement.